Exhibit 99.1

Press Release

ESCO Technologies Announces Retirement of Chief Executive Vic Richey and

Appointment of Bryan Sayler as New CEO

For more information contact: Chris Tucker, 314-213-7245

ST. LOUIS, (Sept. 12, 2022) ESCO Technologies Inc. (NYSE:ESE) announced today that Vic Richey, Chairman, Chief Executive Officer and President, will retire from his CEO and President roles effective December 31, 2022. Richey will continue as Executive Chairman of the ESCO Board of Directors. Bryan Sayler, currently President of ESCO’s Utility Solutions Group, has been selected to serve as CEO and President beginning January 1, 2023, allowing for an orderly and smooth leadership transition.

Vic Richey is the third CEO since ESCO’s spinoff from Emerson in 1990 and has served as CEO for 20 years. He has been instrumental in the portfolio transformation that created the ESCO of today — a global provider of highly engineered products and solutions focused on aerospace and defense, utility solutions and RF shielding and test. Under Richey’s leadership, ESCO has built a strong foundation with a well-tested operating model and three profitable business segments serving diverse end-markets, which are all well positioned for continued growth.

Bryan Sayler has led ESCO’s Utility Solutions Group since 2016. Prior to that he held senior positions in ETS-Lindgren, ESCO’s RF Shield and Test business, which he joined in 1995. Sayler has played a key role in strategically building out the utility group, including leading ESCO’s entry into the renewables business and overseeing six successful acquisitions that have more than doubled the size of the utility segment.

“It’s been a privilege leading ESCO Technologies for the past 20 years, and I couldn’t be prouder of what we’ve accomplished in building a customer-centric market leader with some of the deepest and broadest engineering expertise and technology-driven products and services across our industries,” said Richey. “Bryan Sayler is an outstanding leader with a great track record of effectively integrating acquired companies, delivering growth, and building a strong, cohesive team. The rigorous CEO succession planning process undertaken by the Board, which engaged a leading executive search firm and considered both external and internal candidates, confirmed that Bryan is the best choice to drive the organization forward and lead ESCO into the future.”

“I’m honored to succeed Vic and excited to lead this outstanding organization as we build on a strong foundation and address the opportunities and challenges ahead,” said Sayler. “I look forward to working closely with our leadership team and all of our businesses to serve our customers, manage profitable growth, deliver higher returns to our shareholders, and attract and retain the best talent in the industry.”

About ESCO Technologies

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space and process markets worldwide and composite-based products and solutions for Navy, defense and industrial customers. ESCO is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

###

2